January 5, 2021

Amended Terms of Employment

Mike Christenson

Dear Mike:

After giving effect to your resignation as President of New Relic, Inc. (“Company”) effective January 5, 2021 and as Chief Operating Officer of the Company as of March 31, 2021, we are pleased to offer you a new role that provides for uninterrupted, continued employment with the Company on the following amended terms to your employment offer letter dated September 9, 2019 (“2019 Agreement”), which would become effective April 1, 2021 (“Effective Date”):

•Paragraph 1 of the 2019 Agreement would instead state: “Your employment shall be with the Company in the position of Advisor. You will report to the CEO and perform such duties as directed by the CEO.”

•Paragraph 3 of the 2019 Agreement would instead state: “In consideration for your services to the Company, you will receive compensation of $4,166.67 twice a month (equivalent to an annual salary of $100,000), subject to applicable state and federal withholdings and deductions. Your position is classified as exempt from overtime and your salary compensates you for all hours of work.” As discussed, your new compensation removes the bonus opportunity offered in the 2019 Agreement.

Your new role as an Advisor will be a meaningful executive role where you will continue to provide services to the Company at a level at least equal to 50% of your prior level of service as President and Chief Operating Officer.

All other terms and conditions of your employment remain the same, in accordance with your 2019 Agreement, as amended by this letter.
•This amendment does not impact the agreements signed in conjunction with your 2019 Agreement, including your Change in Control and Severance Agreement, Arbitration Agreement, and Proprietary Information and Inventions Agreement.
•This amendment does not impact your equity rights in the Company’s 2014 Equity Incentive Plan or the Employee Stock Purchase Plan, or your rights under any benefit plan of the Company offered to employees in roles similar to the one offered here.
•Your status as an at-will employee is not changed.

We value your contributions to the Company and are hopeful that you will accept this offer.

Very truly yours,

/s/ Kristy Friedrichs Kristy Friedrichs Chief People Officer	/s/ Mark Sachleben Mark Sachleben Chief Financial Officer

Acceptance

/s/ Mike Christenson Mike Christenson	5 January 2021 Date Signed